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                                                                       EXHIBIT 2

                        AMENDMENT TO THE RIGHTS AGREEMENT

          AMENDMENT, dated as of July 16, 2001 (the "Amendment"), to the Amended and Restated Stockholders Rights Agreement, amended and restated as of April 13, 2000 and October 12, 2000 (the "Rights Agreement"), by and between Peapod, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a division of Equiserve (the "Rights Agent").

          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

          WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 16, 2001, among the Company, Koninklijke Ahold N.V., a public company with limited liability organized and existing under the laws of The Netherlands ("Royal Ahold"), Ahold U.S.A. Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Royal Ahold ("Ahold") and Bean Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Ahold (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement);

          WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Tender Offer, are advisable, fair to and in the best interests of the Company and its common stockholders (other than Royal Ahold and its Affiliates); and

          WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its common stockholders (other than Royal Ahold and its Affiliates), and has deemed it necessary and desirable to amend the Rights Agreement to render it inapplicable to the Tender Offer, the Merger and the other transactions contemplated thereby.

          NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

          1. Section 1 of the Rights Agreement is hereby amended by adding the following sentence immediately after subparagraph (nn) and by renumbering the remaining subparagraphs of Section 1 appropriately:

          (oo) "Tender Offer" shall have the meaning set forth in the Agreement and Plan of Merger, dated as of July 16, 2001 (the "Merger Agreement"), among the Company, the Investor, Ahold U.S.A. Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Investor ("Ahold"), and Bean

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          Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Ahold ("Purchaser").

          2. Section 1(a) of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:

          Notwithstanding anything in this Agreement to the contrary, none of the Investor, Ahold or Purchaser or any of their Affiliates or Associates shall be deemed an Acquiring Person and none of a Distribution Date, a Share Acquisition Date or a Triggering Event shall be deemed to occur or to have occurred, and that the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, solely by reason or solely as a result of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger (as defined in the Merger Agreement), (iii) the commencement or consummation of the Tender Offer or any of the other transactions contemplated by the Merger Agreement or (iv) the announcement of any of the foregoing.

          3. Section 3(a) of the Rights Agreement is hereby modified, amended and supplemented by adding, after each reference to "Exempt Person" in the parentheticals in subclause (ii) of the first sentence of Section 3(a), the following:

          ", the Investor, any of the Investor's Affiliates or Associates or Permitted Transferees (as defined in the Purchase Agreement)"

          4. Section 7(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

          "Subject to Section 7(d), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date and prior to the earliest of (i) the time immediately prior to the completion of the Tender Offer, (ii) the Close of Business on the tenth anniversary of the Record Date (the "Final Expiration Date"), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), and
          (iv) the time at which such Rights are exchanged as provided in
          Section 24 hereof, upon surrender of such Rights Certificate, with the Form of Election to Purchase and Certification of Status on the reverse side thereof duly executed, together with such signature guarantees and other documentation as the Rights Agent may reasonably request, to the Rights Agent at its principal office, accompanied by payment (as provided in subsection (c) of this Section 7) of the Exercise price for each one one-hundredth of


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          a Preferred Share (or after a Triggering Event, the securities, cash and other property purchasable in lieu thereof) as to which the surrendered Rights are then being exercised."

          5. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]


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          IN WITNESS WHEREOF, this Amendment has been duly executed by the
Company and the Rights Agent as of the day and year first written above.


Attest:                                                PEAPOD, INC.


By:  /s/ Andrew B. Parkinson                           By:  /s/ Marc van Gelder
     ---------------------------------------           ---------------------------------------
     Name: Andrew B. Parkinson                         Name: Marc van Gelder
     Title: Chairman and Chief Financial Officer       Title: Chief Executive Officer


Attest:                                                FIRST CHICAGO TRUST
                                                       COMPANY OF NEW YORK,
                                                       A DIVISION OF
                                                       EQUISERVE (As Rights Agent)


By:  /s/ Lupe Luna                                     By:  /s/ Diane S. Calcagno
     ---------------------------------------           ---------------------------------------
     Name: Lupe Luna                                   Name: Diane S. Calcagno
     Title:  Notary Public                             Title: Senior Account Manager

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